EXHIBIT 99.1

Contact:
Media Relations Christine Hudacko 415-670-2687 christine.hudacko@blackrock.com	Media Relations Lance Berg 415-670-2045 lance.berg@blackrock.com

BlackRock Resumes Issuance of Shares of iShares® S&P GSCI™ Commodity-Indexed Trust (GSG)

San Francisco, CA, April 26, 2010 – BlackRock Asset Management International Inc. (“BAMII”) announced today that the iShares S&P GSCI Commodity-Indexed Trust (the “Trust”) is expected to resume creation of new shares on April 27, 2010 at 9:30 a.m. ET. The Trust is listed and trades on NYSE Arca under the symbol “GSG.” Creation of new shares of the Trust has been suspended since August 24, 2009.

“We are pleased to resume the creation of new shares in the iShares S&P GSCI Commodity-Indexed Trust in an effort to satisfy demand,” said Michael Latham, Head of U.S. iShares, BlackRock. “We continue to pursue additional steps we could take to avoid the need to close the Trust to new creation orders again in the future.”

The shares are currently trading at a premium to the net asset value of the Trust (“NAV”). BAMII cannot predict what effect, if any, the resumption of creation activity will have on the price of the shares on NYSE Arca. It is possible that the resumption of creation activity, even on a limited basis, could reduce or remove any premium over NAV. Investors are cautioned that paying a premium over NAV for shares can lead to additional losses for the investor if the investor sells such shares at a time when the premium is no longer present in the market place.

The iShares® S&P GSCITM Commodity-Indexed Trust (the “Trust”) and the iShares® S&P GSCITM Commodity-Indexed Investing Pool (“Investing Pool”), in which the Trust invests all its assets, are each commodity pools as defined in the Commodity Exchange Act and the applicable regulations of the CFTC. The Sponsor of the Trust is BlackRock Asset Management International Inc. (“BAMII”), a commodity pool operator (“CPO”) registered with the CFTC. BAMII is also the Manager and CPO of the Investing Pool. BlackRock Fund Advisors (“BFA”) serves as the commodity trading advisor of the Investing Pool and is registered with the CFTC. BlackRock Fund Distribution Company (“BFDC”), a broker-dealer and FINRA member, provides promotional support to the Trust. BFDC is a subsidiary of BAMII. BFA is a subsidiary of BlackRock Institutional Trust Company, N.A. (“BTC”), a national banking association and the Trustee. BAMII and BTC are affiliates of BlackRock, Inc. Neither the Trust nor the Investing Pool is an investment company registered under the Investment Company Act.

Investments in shares of the Trust are speculative and involve a high degree of risk. You could lose all or a substantial portion of your investment in the shares of the Trust. Before making an investment decision, you should carefully consider the risk factors and other information included in the prospectus. The value of the shares of the Trust, which seeks to track the S&P GSCITM Total Return Index (“Index”), depends on the value of CERFs held by the

Investing Pool, which are futures contracts on the S&P GSCITM Excess Return Index (“S&P GSCI-ER”), and will fluctuate based on the prices of commodity futures contracts reflected in the S&P GSCI-ER. Commodities markets have historically been extremely volatile. Shares may outperform or underperform the Index.

The price you receive upon the sale of your shares may be less than their NAV. The NAV will fluctuate with changes in the market value of the Investing Pool’s assets, and market supply and demand. Brokerage commissions and fees will reduce returns.

Although shares of the Trust may be bought or sold on the exchange through any brokerage account, shares of the Trust are not redeemable from the Trust except in one or more blocks of 50,000 units called Baskets. Only institutions that become Authorized Participants may purchase or redeem Baskets.

Shares of the Trust may not provide the anticipated benefits of diversification from other asset classes. The lack of an active trading market for the shares may result in losses on your investment at the time of disposition of your shares.

The iShares S&P GSCI Commodity-Indexed Trust issues shares representing fractional undivided beneficial interests in its net assets. The Trust is registered under the Securities Act of 1933 of the United States but is not registered for distribution, or traded, anywhere outside the United States. Please note that, since the shares of the Trust are expected to reflect the price of commodities, as described more fully in the prospectus, held by the Trust, the market price of the shares will be as unpredictable as the price of those commodities have historically been.

The price received upon the sale of shares of the iShares S&P GSCI Commodity-Indexed Trust, which trade at market price, may be more or less than the value of the commodities represented by them. If an investor sells the shares at a time when no active market for them exists, such lack of an active market will most likely adversely affect the price received for the shares. For a more complete discussion of risk factors relative to the iShares S&P GSCI Commodity-Indexed Trust, carefully read the prospectus.

Following an investment in the iShares S&P GSCI Commodity-Indexed Trust, several factors may have the effect of causing a decline in the prices of the commodities and a corresponding decline in the price of the shares. Among them: (i) a change in economic conditions, such as a recession, can adversely affect the price of the commodities. These commodities are used in a wide range of industrial applications, and an economic downturn could have a negative impact on its demand and, consequently, its price and the price of the Trust; (ii) a significant change in the attitude of speculators and investors towards the commodities. Should the speculative community take a negative view towards the commodities, a decline in world commodities prices could occur, negatively impacting the price of the Trust; (iii) a significant increase in the commodity price hedging activity by commodities producers.

The Trust is not sponsored, endorsed, sold or promoted by Standard & Poor’s or its affiliates. Neither Standard & Poor’s, nor its affiliates, make any representation regarding the advisability of investing in the Trust.

© 2010 BlackRock Institutional Trust Company, N.A. All rights reserved. iShares® is a registered trademark of BlackRock Institutional Trust Company, N.A. All other trademarks, servicemarks or registered trademarks are the property of their respective owners.